Exhibit 99.1

Q4 2018 The Hackett Group Earnings Conference Call February 19, 2019

Corporate Speakers:

•	Robert A. Ramirez; The Hackett Group, Inc.; CFO & Executive VP of Finance

•	Ted A. Fernandez; The Hackett Group, Inc.; Co-Founder, Chairman & CEO

Participants:

•	Frank Atkins; SunTrust Robinson Humphrey, Inc.; Associate

•	George Frederick Sutton; Craig-Hallum Capital Group LLC; Partner, Co-Director of Research & Senior Research Analyst

•	Jeffrey Martin; Roth Capital Partners, LLC; Director of Research & Senior Research Analyst

•	Vincent Colicchio; Barrington Research Associates, Inc.; MD

PRESENTATION

Operator: Welcome to The Hackett Group Fourth Quarter Earnings Conference Call. (Operator Instructions) Please be advised, the conference is being recorded. Hosting tonight’s call are Mr. Ted Fernandez, Chairman and CEO; and Mr. Rob Ramirez, Chief Financial Officer. Mr. Ramirez, you may begin.

Robert Ramirez: Good afternoon, everyone, and thank you for joining us to discuss The Hackett Group’s Fourth Quarter and Full Year 2018 Results. Speaking on the call today and here to answer your questions are Ted Fernandez, Chairman and CEO of The Hackett Group; and myself, Robert Ramirez, CFO.

A press announcement was released over the wires at 4:32 p.m. Eastern Time. For a copy of the release, please visit our website at www.thehackettgroup.com. We will also place any additional financial or statistical data discussed in this call that is not contained in the release on the Investor Relations page of our website.

Before we begin, I would like to remind you that in the following comments and in the question-and-answer session, we will be making statements about expected future results, which may be forward-looking statements for the purposes of the federal securities laws. These statements relate to our current expectations, estimates and projections and are not a guarantee of future performance. They involve risks, uncertainties and assumptions that are difficult to predict and which may not be accurate. Actual results may vary. These forward-looking statements should be considered only in conjunction with the detailed information, particularly the risk factors contained in our SEC filings.

At this point, I would like to turn it over to Ted.

Ted Fernandez: Thank you, Rob, and let me also welcome everyone to our fourth earning — fourth quarter earnings call. As we normally do, I’ll open the call with some overview comments on the quarter. I will then turn it back over to Rob to comment on detailed operating results, cash flow as well as guidance. We will then go over our market and strategy overview comments, and then we’ll open it up for Q&A.

So as Rob said, this afternoon, we’ve reported net revenues from continuing operations, this is excluding REL, for $61.6 million, a 1% decrease over prior year with pro forma earnings per share of $0.26, a 4% increase over last year. Our pro forma results exclude discontinued operations from REL working capital group and the write-off of our investment in HPE. Neither one was part of our digital transformation focus as we entered 2019.

Our Hackett U.S. revenues were up 2.5% from last year, led by strong growth from our strategy and business transformation group. Consistent with prior quarters, digital transformation initiatives continue to be the driving force for our organization. Our strong strategy and business transformation results were offset by lower-than-expected results from our Oracle ERP, EPM and analytics group, which was down 10% from prior year as our on-premise implementation revenues were down more than expected. Although cloud implementation revenues continue strongly up over 50%, the higher-than-expected on-premise revenue decline impacted our Q4 result and will impact our first quarter guidance.

However, given our cloud growth and our expanded EPM channel partner strategy, we continue to believe that we will be flat-to-up revenue growth in this group in the second quarter of 2019.

Our SAP group came in better than we expected. We continue to feel the impact of SAP’s transition to Software-as-a-Service apps and their impact on our channel alignment, but we now expect improvement in Q1 and during 2019.

International revenues, which excludes the discontinued REL working capital group, were down 6% and were weaker than expected on a year-over-year basis. We experienced the cancellation of a meaningful project and the Europe portion of a large global engagement that did not continue. This will put our European group under some pressure to replace these projects over the next couple of quarters, however, we expect Europe to grow consistent with our total company longer term.

We also believe that the strategic investments we have made to fully digitize all of our IP. This includes the launching of Quantum Leap, our next-generation benchmarking platform, and the launch of our Hackett Digital Transformation Platform continue to highly differentiate our offerings and our go-to-market.

Additionally, our investments in RPA, along with key strategic relationships with rapidly growing RPA, procurement and EPA software providers, have been key to our strategy and digital transformation momentum and will continue to be. Some of these relationships have yet to impact our revenue growth, but are significant drivers of our overall growth strategy.

Last but not least, our successful introduction of our IP-as-a-Service offerings through strategic partners as well as our expanded training and certification programs have further accelerated our position as a digital transformation and IP-as-a-Service leader.

On the balance sheet side, we continue to generate strong profitability and cash flow from operations. This has allowed us to further increase our dividend as announced in our press release, buy back stock and fund acquisitions while we continue to invest in our business.

I will also comment further on strategy and market conditions, but let me first ask Rob to provide details on our operating results, cash flow and also comment on outlook. Rob?

Robert Ramirez: Thank you, Ted. As I typically do, I’ll cover the following topics during this portion of the call: an overview of our 2018 fourth quarter results along with an overview of related key operating statistics, an overview of our cash flow activities in the quarter, and I will then conclude with a discussion on our financial outlook for the first quarter of 2019.

For purposes of this call, any references to The Hackett Group will specifically exclude SAP Solutions. Correspondingly, I will comment separately regarding the financial results of The Hackett Group, SAP Solutions and the total company. Please note that all references to gross revenues in my discussion represent revenues, including reimbursable expenses. And any references to net revenues represents revenues excluding reimbursable expenses.

During the fourth quarter, we exited our European-based REL working capital practice, which has been accounted for as discontinued operations in our financial statements. All historical information discussed on this call have been recast to exclude discontinued operations for comparability purposes. All recast information of historical data that excludes our European REL working capital practice will be posted on the Investor Relations page of our website.

Additionally, references to pro forma results specifically exclude noncash stock compensation expense, intangible asset amortization expense, acquisition-related cash and noncash compensation expense, acquisition-related cost and earnout adjustments, asset impairment losses, results of discontinued operations and assumes a normalized tax cash rate of 25%. Acquisition-related cash and noncash compensation expense primarily relates to a portion of the purchase consideration for the 2017 acquisitions that contain service-vesting requirements, and as such, are reflected as compensation expense under GAAP.

Before I move to our fourth quarter results, I would like to discuss a few highlights regarding our annual results for fiscal 2018. Annual net revenues from continuing operations totaled $264.5 million, an increase of 3.7% over the prior fiscal year. Pro forma earnings per diluted share were $1.06 in 2018 compared to $0.95 in 2017, an increase of 11.6%. Pro forma EBITDA for the fiscal year was $48.9 million, an increase of 5% over prior year and represented 18.5% of net revenues.

During fiscal 2018, we continued to utilize our strong cash flows from operations to return capital to our shareholders. We declared dividends of $0.34 per share and will pay a total of $10 million on a semiannual basis. The semiannual dividend declared in December was paid shortly after the end of our fiscal year. In addition, we repurchased approximately 273,000 shares of the company’s stock at a price of $17.57 for a total of approximately $4.8 million.

In terms of our fourth quarter results. For the fourth quarter of 2018, our net revenues from continuing operations, with gross revenues excluding reimbursable expenses, decreased by 1% to $61.6 million when compared to the prior year. It was within our revenue guidance range. Reimbursable expense ratio on net revenues for the fourth quarter of 2018 was 8% as compared to 7.4% in the fourth quarter of 2017.Reimbursable expenses are primary project travel-related expenses passed through to a client and has no associated impact to our margin or profitability. Including reimbursable expenses, company gross revenues were $66.5 million in the fourth quarter, which represents a year-over-year decrease of 1%.

Net revenues for The Hackett Group, which excludes SAP Solutions, were $52.9 million in the fourth quarter of 2018, an increase of 1% on a year-over-year basis. Hackett U.S. net revenues were up by 3%, led by strong U.S. strategy and business transformation growth of 15%. This was fully offset by lower-than-expected EEA revenues as we experienced a higher-than-expected Oracle on-premise revenue decline. The impact on the on-premise decline in the current quarter on total company revenue growth was approximately 8%.

International revenues, primarily from Europe, were also down, lower than expected; down by 6% due to projects that Ted mentioned. Oracle ERP, EPM and analytics business, or EEA, continue to make progress as cloud revenue growth exceeded the decline in on-premise implementation revenues. However, as Ted mentioned last quarter, Oracle EEA revenues were expected to be down in Q4, due to strong on-premise comps from our ERP group in Q4 of 2017, but came in lower than expected.

However, our cloud revenue growth continued to be in excess of [15%] on a year-over-year basis, resulting from the continued improvement mix of cloud to on-premise implementation revenue, which is now approaching 65%. As a result of this improved mix, along with our expanded focus on other EPM software partners, we expect our EEA net revenues to be flat to up in the second quarter of 2019.

Net revenue from our SAP Solutions Group, which consists of our SAP reseller, implementation and Application Managed Services groups, or AMS, totaled $8.7 million in the fourth quarter of 2018, a decrease of 12% on a year-over-year basis. The decrease is primarily due to the impact of general transition from on-premise to cloud-based offerings. More importantly, this group’s results are improving and are expected to be down by approximately 5% in the first quarter of 2019.

Total company international net revenues from continuing operations accounted for 16% of total company net revenue from the fourth quarter of 2018 and 2017. Our recurring revenues, which included our Executive and Best Practice Advisory and AMS groups, accounted for 21% of our total company net revenues and 29% of our total company pretax practice profitability in the fourth quarter. Total company pro forma cost of sales, excluding reimbursable expenses, totaled $36 million or 58.4% of net revenues in the fourth quarter of 2018 as compared to $35.7 million or 57.4% of net revenues for the same period in the prior year. Total company consultant headcount was 1,003 at the end of the fourth quarter as compared to 1,046 in the previous quarter and 1,011 at the end of the fourth quarter of last year, as we continue our resource migration for an on-premise to cloud software implementation in our EEA group.

Total company pro forma gross margin was 41.6% of net revenues in the fourth quarter as compared to 42.6% in the fourth quarter of 2017. Hackett Group pro forma gross margins on net revenues was 40.1% in the fourth quarter of 2018 as compared to 42% in the fourth quarter of 2017, primarily due to higher incentive compensation accruals for our U.S. strategy and business transformation group.

SAP Solutions’ pro forma gross margins on net revenues was 45.9% in the fourth quarter as compared to 44.8% in the previous year. Pro forma SG&A was $14.4 million of net revenues in the fourth quarter as compared to $14.9 million of net revenue in the previous year, which represented 23.3% and 23.9% of net revenues, respectively.

Pro forma EBITDA in the fourth quarter of 2018 was $11.9 million as compared to $12.3 million in the same quarter of the prior year, which represented 19.3% and 19.7% of net revenues, respectively.

Total company pro forma net income for the fourth quarter of 2018 totaled $8.4 million or $0.26 per diluted share, which was at the midpoint of our fourth quarter’s guidance, which compares to pro forma net income of $8.1 million or $0.25 per diluted share in the fourth quarter of 2017. These results represent an increase in pro forma diluted earnings per share of 4% on a year-over-year basis.

Total company pro forma net income from continuing operations for the fourth quarter of 2018 excludes an acquisition earn-out liability benefit of $614,000; cash and stock-compensation expense of $2.2 million; and asset impairment loss of $6.3 million, primarily related to our decision to discontinue the sale of our HP offering; and intangible asset amortization expense of $580,000. Pro forma results also assume a long-term cash tax rate of 25% or $2.8 million.

Consistent with our comments over the last 3 quarters, our pro forma results include a long-term cash tax rate of 25% as a result of the decrease in U.S. federal statutory rates. Our pro forma return on equity was 30% for the fourth quarter of 2018.

GAAP results for the fourth quarter of 2018 include a $6.3 million or $0.14 expense, primarily related to write-down assets related to our investments in HPE and included loss from discontinued operations of $2.9 million or $0.09 relating to the company’s exit from its REL working capital business. As a result of these actions, there were no GAAP earnings per share in the fourth quarter of 2018.

GAAP diluted earnings per share for the fourth quarter of 2017 was $0.29 and included the benefit of approximately $0.12 due to the impact of the revaluation of deferred tax liabilities as a result of the enacted tax legislation in late 2017.

The company’s cash balances were $13.8 million at the end of the fourth quarter as compared to $13.2 million at the end of the previous quarter. The increase in the fourth quarter was primarily attributable to cash — strong cash flows from operations, offset by debt repayments and capital expenditures. Net cash provided by operating activities in the fourth quarter of 2018 was $8.1 million, which was primarily driven by net income adjusted for noncash items. Our DSO or days sales outstanding at the end of the fourth quarter was 75 days as compared to 70 days at the end of the previous quarter and 72 days in the prior year. We continue to target DSO to be below 65 days.

During the fourth quarter of 2018, the company had $2.4 million of capital expenditures, primarily related to investments in internal corporate systems; key digital initiatives, which include Quantum Leap; and our Digital Transformation Platform, the Hackett Institute and the global rollout of the laptops, which occurs every 3 to 4 years. We currently expect our 2019 capital expenditures to return to historical levels of $3 million to $4 million.

During the quarter, the company paid down $5 million from its credit facility. The balance of the company’s total debt outstanding at the end of the fourth quarter of 2018 was $6.5 million.

During the quarter, the company purchased 29,000 shares of the company’s stock at a total cost of $514,000, for an average cost of $17.80 per share. Additionally, as most recent meeting, the company’s Board of Directors approved an increase in the company’s annual dividend program from $0.34 per year to $0.36 per year, to be paid semiannually.

Before I move to guidance for the first quarter of 2019, I would like to remind everyone of the seasonality of our business relative to costs as we move sequentially from Q4 to Q1. Specifically, consistent with first quarter guidance provided in previous years, our first quarter for 2019 will reflect the sequential increase in U.S. payroll-related taxes and the sequential buildup of our vacation accruals. As such, the company estimates total net revenue for the first quarter of 2019 to be in the range of $61.5 million to $63 million, at the high end of the guidance, this would represent a 5% decrease from the previous year. We expect both Hackett and SAP Solutions to be down approximately 3% to 5%.

These decreases are primarily due to the impact of the timing of year-end holidays and the delayed start of several consulting projects scheduled to begin in January, which is impacting our growth rate by approximately 3%, with a significant portion of this impact occurring in the first week of the year. Our average billable hours for February are approximately 20% higher than the average for January. We expect this run rate to continue to improve through the balance of the quarter. The company estimates gross revenue to be in the range of $66.5 million to $68 million. The gross revenue guidance includes an estimated 8% for reimbursable expenses.

We expect our pro forma diluted earnings per share in the first quarter of 2019 to be in the range of $0.21 to $0.23, the high end of this range. This would represent a year-over-year decrease in pro forma EPS of 8%.

We expect pro forma gross margin on net revenues to be approximately 37% to 38%. We expect pro forma SG&A and interest expense for the first quarter to be approximately $14.3 million. We expect first quarter pro forma EBITDA on net revenues to be in the range of approximately 16% to 17%. We expect our cash balances, excluding the impact of share buyback activity, to be down on a sequential basis due to the payment of 2018 performance-related bonuses, the payment of the fourth quarter dividend declaration that was paid early in the first quarter of 2019 and the payment of employee income tax withholding triggered by net vesting of restricted shares.

At this point, I would like to turn it back over to Ted to review our market outlook and strategic priorities for the coming months.

Ted Fernandez: Thank you, Rob. As we look forward, let me reiterate our thoughts on the demand environment, and more importantly, on the significant growth opportunity it offers our organization.

As I’ve mentioned previously, the rapid development in RPA automation, cloud applications and artificial intelligence, along with improved mobile functionality and enhanced user experience, is dramatically influencing the way businesses compete to lever their services. Traditional, sequential and linear-based business models are changing to fully networked and dynamic automated workflows and events with enhanced intelligence. Digital transformation is redefining entire industries at an accelerated pace, forcing organizations to fundamentally change and adopt these new capabilities in order to remain competitive. So for us, especially in line with the results, I think it’s important to reiterate this opportunity that digital transformation brings continues to be very significant. However, and not an excuse, it does not come without us having to wean ourselves off of the legacy on-premise revenues that are part of that big digital transformation opportunity that’s before us.

In the U.S., these transformative technologies are resulting in increased activity as companies determine how to respond to the quickly changing competitive environment. We are seeing the growth in cloud and digital transformation engagements improve our growth prospects. Our digital transformation and cloud engagements continue to grow and our on-premise revenue — and as our on-premise revenue becomes a smaller part of our total company revenues, the complete benefits of our transition will become increasingly clear.

With that said, as we look into Q1, we did experience a weak January in — with the majority of that weakness resulted in the very first week of the quarter as the New Year’s day fell later in the first week resulting in increased vacation time for our clients as well as our own associates, and Rob mentioned this is adversely impacting our Q1 growth and guidance. But as we also said, we are building momentum throughout the quarter, which is favorable to Q2, and as he specifically commented, is critical in the EEA area, which is — the part which is holding us back.

In Europe, although some clients transitions have impacted our overall results during the quarter, our demand continues to be solid as Europe has benefited from our digital transformation initiatives in our EPM-, BPO- and RPA-related investments. Our long-term strategy is to continue to build our brand by building new operating capability focused on digital transformation and around our fully digitized, unmatched benchmarking and best practices intellectual capital in order to apply strategically and, whenever possible, continuously.

Specifically, we have redefined our global benchmarking leadership by launching Quantum Leap, our new digital benchmarking Software-as-a-Service solution. The new platform allows us to deliver more information with significantly less client effort. It also allows client to leverage our IP and track transformation initiatives over the life of their respective effort. We’re actually building deferred revenue in this effort as the typical benchmark engagements where — which was a single-year initiative are now becoming multiyear initiatives, which the client commits to, which we believe is very good to our long-term growth prospects.

Our ability to fully digitize our IP and align our proven technology around organizational solutions to help clients drive transformational change allows us to differentiate all of our offerings. In many ways, we believe our new platform, as we refer to it, DTP, is redefining how consulting services will be delivered in the digital era. By leveraging our DTP platform to expand and attract new alliances, it allow — it will allow us not only to work more closely with these partners, but allows us to utilize our unique benchmarking and best-practice IP to help them differentiate the way they sell software or service solutions. This should allow us to further expand our IP-as-a-Service offerings.

As you know, we’ve developed a meaningful relationship with ADP, with we’d launched a couple of years ago and further expanded into their ADP Workforce Now platform in the current year. These programs increased our opportunities with ADP and are continuing to grow. Given the success of this program, we continue to believe we will attract other strategic partners to similar programs. We clearly are having more conversations about that opportunity than we were a year ago.

We are expanding our Hackett Institute Training and certification offerings to allow us to use our IP and serve our client, given our unique nature of our best-practice contract — content and the favorable market conditions and that our CGBS, the initial offerings receipt, we continue to believe that this is a high-growth, high-margin growth opportunity for us.

At the end of the quarter, we had 289 executive and best-practice advisory clients and 972 members. This membership count excludes the hundreds of new clients we have both in our Hackett Institute as well as in our new IP-as-a-Service solutions, those clients that we serve through our strategic alliances.

Lastly, even though we believe that we have a client base and the offerings to grow our business, we continue to look for acquisitions and alliances that strategically leverage our IP that can impact our — can add scope, scale and capability, and more importantly, can accelerate our growth.

In summary, the higher-than-expected decline in on-premise revenues in Q4 and the early January impact on Q1 are delaying our plans to resume our normal revenue growth rates. However, we believe the investment and efforts and focus relative to all of our IP, Quantum Leap, our Digital Transformation Platform, the investments in new relationships in cloud, in RPA and other software partners are continuing to increase our ability to resume our long-term growth and profitability goals during 2019.

As always, let me close by thanking our associates for their tireless efforts and always urge them to stay highly focused on our clients, our people and the exciting opportunities available to our organization.

Those conclude my comments. Let me turn it over to our coordinator so that we can move into the Q&A section of our call.

QUESTIONS AND ANSWERS

Operator: (Operator Instructions) Our first question is from Frank Atkins from SunTrust.

Frank Atkins: I wanted to ask first about the top 5 customer relationships. Can you talk a little bit about the health of those relationships and the growth opportunities there?

Ted Fernandez: Very strong. They probably rotate somewhat once a year, maybe not all 5, but there’s probably some level of them. The 2 largest ones continue very strongly into 2019, those I can do. The other 3, I wouldn’t want to say it off the top of my head, but I believe those significant client relationships with the organizations are very strong.

Frank Atkins: Okay, that’s helpful. And then I wondered if you could sit back a little bit and just kind of frame the dynamics over the last year or so and then going forward of the cloud based versus on-premise? And maybe give us a little bit of a size of those dynamics and the trajectory that you see, and what you see going forward?

Ted Fernandez: Okay. Thank you, Frank. Probably the most important thing for us was the fact that in Q3, as you recall, we had very strong growth, and it was the first time that our net growth allowed us to grow that EEA business even though it was just slightly positive. I think to some extent, our disappointment is the fact that we thought that, that net growth opportunity is really behind us. The cloud growth opportunity that we were experiencing was strong as it continues through Q4.

I think what really caught us off guard, and I’ll try to comment as to perhaps why that is happening, is the fact that the on-premise revenue, which we thought had started to both not only decrease in amount and decrease in the overall year-on-year percentage amount that it was decreasing as the Q3 ended up being a false positive. Because when we look at the activity from Q3 to Q4 and now how it continues into Q1, we see that it wasn’t a blip. It really was an erosion of that revenue.

The best part is that it obviously disrupts — not only has disrupted our Q4, but as you know, nobody was looking forward to 2019 more than I was. I mean, I thought we were very strongly positioned with just any of — any kind of calculation around both the combination of cloud growth and the percentage of on-prem decline for us to have that group, the flat to up in Q1 and therefore, have the organization be up in Q1. So to have that disrupted or at least delayed a quarter is disappointing.

As to the reasons why, I would give you a couple. One, there is no doubt that larger clients, which are those who have made the most significant on, on-premise revenues and continue to spend some money in that area, are being influenced by the fact that the software companies are putting all of their new software development efforts into their new cloud applications. So it really — it becomes increasingly difficult for those organizations to make significant investment on those on-premise cloud knowing where the investment is going instead of starting to develop some migration strategy.

Now some of those very large clients then would say, “Boy, are those cloud apps really ready for primetime at our scale, and therefore, comes the effort between the integrator and the software companies with that client to either, a, get them to make a commitment to the core of their business across our ERP platform or encourage them, if they’re not quite convinced, to perhaps initiate some of that cloud investment through some, you can call it, more narrower point solution like EPM or HCM would be in the Oracle world.

So we think a combination of the fact that the software vendors are becoming increasingly convincing as to where their dollars are going, so therefore, why put those dollars there, and the fact that you’re seeing new emerging competitors that are going after those point solution areas, whether they be an HCM or whether they be an EPM as a way of developing brand-new business model, no different than Salesforce did once upon a time around the customer and no different than we saw Workday reemerged back with an HCM and now tried to migrate into HR. I think we’re seeing the same kind of, if you want to call it, alternative emerging not only in the HCM space, as which you know has many new active competitors, but in the EPM space, we’re seeing that as well.

And that, for us, creates both a dilemma in that — it doesn’t create a dilemma, it creates more options for the client. And we actually believe by aligning with some of those alternatives so that we can follow the client regardless of the position that they pursue, is actually going to create a bigger opportunity for us in 2019 than we would have if we ignored some of those other alternatives. I hope that provides some color, Frank. I don’t know if you’d like for me to provide additional comments around the environment. If so, I’d be glad to.

Frank Atkins: Yes. No, that was very helpful. Maybe the last one for me. Can you talk a little bit about the capital allocation going forward? What do you see in kind of the M&A outlook? And then how you’re balancing repurchase and dividend with that?

Ted Fernandez: Well, we continue to — we would continue to prioritize a — an acquisition over the buyback and dividend if we believe that there were assets that are highly complementary to the digital transformation and IP strategy that we have. With that said, that’s more limited than you might think. So on the technology side, we could — we’re always considering whether or not those opportunities exist, but there are very few assets out there that you could get without having some on-prem percentage, which is meaningful enough to affect their long-term growth rate.

So that keeps us very cautious in that space and we look at that more organically. So acquisitions first, and then for us, dividend and buybacks are simply based — dividends are based here as a percentage of free cash flow. So for us to simply increase our dividend $0.02, which is approximately $650,000 in the year, when you look at the fact that we expect our operational CapEx alone to decrease by $5 million or $6 million, our free cash flow in that area to allow that dividend increase is a simple one.

Relative to buybacks, we’ve also been very consistent with buying back if we believe that they’re — we try to be very opportunistic. We know many of the investors that continue to look at our stock, and we try not to compete with them, but to the extent that those investors do not appear, we think that the stock is not fairly priced then you know we’ve been aggressive in the past, then we’ll continue to do so in the future.

Operator: Next, we have Greg Sutton (sic) [George Sutton] from Craig-Hallum.

George Frederick Sutton, Craig-Hallum Capital Group LLC, Research Division — Partner, Co-Director of Research & Senior Research Analyst

9

So guys, I wanted to talk about the mix of cloud versus premise as we head into the year. So obviously, we weren’t expecting premise to continue to really impact as it’s becoming less and less of an impact. But I’m curious on the cloud side specifically, do you feel your win rates are where you would like them to be? Do you — as the cloud continues to develop out this year? Should we start to see that become a more significant part of your growth opportunity?

Ted Fernandez: My first reaction is, first, our win rate is never high enough. However, I think the one thing we did learn in 2018 that we needed to make sure that we focused our relative strength and not go after opportunities where scale alone or global delivery was impacting our ability to close those deals because we had, I think, 3 or 4 very significant ones where we came second, and second for us means nothing. So we didn’t want to continue through that route.

With that said, as Rob mentioned in his script, 65% of our total Oracle applications apps are now cloud-related engagement. So we’re clearly continuing to grow cloud very nicely. I would also tell you that, that mix is actually greater in the ERP side. If you recall, we bought Jibe Consulting in May of 2017. With that group, we had a very strong cloud pipeline, but was perhaps 20%, cloud; 80%, on-prem. And that group percentage is now probably approaching 75% and growing nicely. Our EPM group has a lower percent. It’s probably in the lower 60% because we were weaning ourselves, for lack of a better term, of such a very strong, large on-premise base since we had been the #1 influence partner for Oracle and EPM and, in fact, we’re named the Cloud Partner of the Year again this past OpenWorld.

So look, we’re making a progress. We would like to be growing that cloud side more aggressively than we are. We are but that cloud growth has been very strong. We didn’t expect the on-prem revenue. We believe that it will start to strongly stabilize, and I guess to some extent, we’re a little misled by what we achieved in Q3. With that said, had we looked then into Q1 and Q2, we realize that we’re simply modeling a higher decline percentage on a smaller number.

We’re also going to model a smaller cloud growth percentages because the cloud growth percentage we had was very high. As Rob said, it was well in excess of 50% this current quarter, just to try to be more conservative with that transition. But as Rob said, if we look at — when we look at our run rate and the transition of the mix of that business as we exit Q1 and going into Q2, that group, which is down 10% and really hurting our Q1 results, if that group ends up being flat to up the way Rob mentioned and that we believe, we will be back to that overall growth, and more importantly, net growth position in EEA, which has really masked the strong performance of our strategy and business transformation group over the last 18 months. I don’t know if that’s more than you wanted, George. I should also say...

George Sutton: Actually, I asked a terrible question, and actually, you gave more detail than I’d even planned. So.

Ted Fernandez: Okay, back to George. I should also say publicly that you were the one who told me, “Hey. Ted, just know this takes a little bit longer than you think.” And the answer is it may be, but it has not diminished our opportunity to grow our business as planned.

George Sutton: Yes. Premise to cloud transitions are never simple. So my second and last question relates to the HPE write-down. I just want to make sure I understood what was behind that. We expected REL, we didn’t necessarily expect HP. Can you just give us some clarity on that event?

Ted Fernandez: Well, as we looked at — we really looked at everything as we were doing our plan that were — where we continue to invest, it was not critical to our digital transformation growth, and HPE, which, as you know, was primarily built about 4 to 6 years ago and was a very ambitious extraction dashboard that we thought would be highly complementary to both Oracle and SAP.

As we continue to market that product and as the security concerns and security requirements under GDPR continue to increase for clients, we realized, as we integrated that functionality and continued making that functionality within Quantum Leap, that the clients were totally asking out of the extraction functionality because of their security requirements, and were very pleased with the improvements in Quantum Leap and how significantly that had already reduce their time and value we were delivering.

So we looked at it, and we said both from a depreciation standpoint, since this is a noncash shift; and secondly, from some of the operating expenses we continue to invest to kind of support that product, we said it’s not strategic. Let’s move on so that we can focus our resources on the things that are rapidly growing.

Operator: (Operator Instructions) Next, we have Mr. Jeff Martin from Roth Capital Partners.

Jeff Martin: I was wondering if you could comment a little bit more on the client transition in Europe. If that was something that caught you by surprise? Is that something that is still an opportunity this year? Or if that’s an opportunity moving beyond at this point?

Ted Fernandez: No. Actually, one, which is a significant client that continues with us simply — there was — that one engagement had a European portion to it in Germany that was of significance to Europe where the client decided to go with a local firm that they kind of continue into that latter phase. We knew that engagement was at risk. The second one, which was a total surprise, was a client, and we don’t know — I mean, I get asked the breakfast questions all the time and I don’t ever — we’ve never mentioned it or used it as a reason, but it was a bank who simply discontinued the effort as we got to the latter part of our fourth quarter.

That was a surprise and that was meaningful. So I guess the best thing I could tell you is that when I look at the run rate contribution from both of those jobs in the European results last year, we have probably replaced nearly half of that run rate already as we get into mid-February. So as I said on my comments, we do expect it to pressure us a little bit here in the first few quarters, but we’ll be very disappointed if our European group hasn’t fully recovered from those 2 engagements and is able to resume their normal growth rate consistent with the goal of the entire organization.

Jeff Martin: Okay. And then regarding your comment about getting back to your targeted growth rate in 2019. Is that more a comment around putting forth the effort and strategy to prepare to get back to that? Or do you expect to get back to that, say, in the third and fourth quarter on a year-over-year basis?

Ted Fernandez: No. If we’re — if we’re — if EEA really — if we achieved the classic of growth of EEA, that will definitely have a very strong swing in our overall results for Q2. And if that happens, if that momentum continues the way we believe as — remember, at the same time, on-premise revenues, if you want to call it, adverse effect continues to decrease since we’re assuming that, that decrease is going to happen in the larger percentage and we’re modeling that way, yes, our goal is to be back within that long-term growth rate in the second half of ‘19.

Jeff Martin: Okay. And then last question is the competitive dynamic within digital transformation. I’m seeing more small consultant firms making acquisitions to better strengthen their ability in that area. Are you seeing more competition around smaller emerging firms? And secondarily, are you seeing — how are you competing with the larger consultant fees out there?

Ted Fernandez: Yes — no. On that side, as you know, our growth rate has been very, very strong, both throughout the year and it continued in Q4. It’s impacted by the weak January in Q1, but no, we think our — the strength of what we call our strategy and business transformation business, or our non-tech business, positioning is very strong. Specifically, when we look at some opportunities in procurement, they have been very strong.When we’d looked, oh, we see some very significant RPA growth opportunity, which we believe we had just started to scratch the surface.

So right now, no, we continue to recruit and add talent. Yes, we’ll keep an eye for any organization that could highly complement what we’re doing. But no, if you said to me where we’re seeing competition for smaller providers, I would say it’s coming on the cloud application side where you’re seeing some planning and some APM firms emerged the way they emerged at ACM, which we see as an opportunity to support their efforts if that’s what our — where our clients went ahead and allow us to diversify some of our capability and reliance.

So that’s where we see some of those and we see those and look at those each one that we do see that we think is good. We do look at acquisition opportunity, but we want to make sure that if we do, they have little to no on-prem that we would have to migrate from. So is it a requirement? No. Do we have the balance sheet and financial power to take advantage of one if we saw one? The answer is yes. So hopefully, that answers your questions, Jeff.

Operator: Our next question is from Vincent Colicchio from Barrington Research.

Vincent Colicchio: Ted, could you give us some more color on the project delays in January?

Ted Fernandez: Well, to give you some perspective, and we did — first of all, the first week drove half of the overall decline that we’re experiencing in January. But it did extend some delays in January. So it was — could it been as a result of some external volatility that we’re unable to track, perhaps for us, we think the (inaudible) in the first week just clearly helped — hurt us strongly in our January. It did linger. With that said, as Rob said, our run rate from January to February was up 20%, and we expect that run rate again to continue to strengthen into March. So that would be my content.

Vincent Colicchio: Yes. I was looking for where, in particular, those project delays — what services were involved?

Ted Fernandez: No. It really impacted the delay almost across the board. So it did — it hurt, I will call it, overall engagement kick off and transitions and the loss of total — a lot of billable hours in that first week. But when we look at the expected results, maybe this will help put it in context, we look at the end of expected results that we were planning on for Q1 when we guided Q4. We would tell you that 2/3 of that decline is directly related to the on-prem decline number and 1/3 relates to what happened to — in Europe. We think that the rest of the business, if you want to call it, whether you want to call it cloud strategy business transformation, was kind of hurt so that it wasn’t able to just overwhelm and just cover for that, for those 2 specifically well-defined activities. But if we’re right with the ramp that we — where we’re currently running and where that’s heading, then hopefully you’ll see all of that turnaround in Q2.

Vincent Colicchio: So you had mentioned already that in the second half of the year, you think you can get to your targeted growth rate if the ramp — if the Oracle business plays out as you expect. Could you give us a sense of what year-over-year could look like if it plays out as expected into Q2?

Ted Fernandez: We’re not ready to do that, but we’re clearly continuing to look at the bottom of that range and the relative profit that, that would yield. So — but I look at that for the year. I also look at the fact that I’ve got a 1 quarter deferral and how quickly then we could get to what I’ll call a forward 12 activity that would be consistent with that. So if I try to squeeze in the poor guidance that we’ve given you in Q1, it obviously impacts us achieving that for the year. If I then look at it on a 12-month rolling basis, then — with the 1 quarter delay, then obviously, we feel much stronger about what that means on a forward 12 basis, but I know you’re trying to plan the calendar year.

Vincent Colicchio: And then I wasn’t clear. You threw out — you’ve discussed a couple of different numbers related to Oracle. The mix that’s cloud today for the EEA business, was that 60%? Is that what you just said?

Ted Fernandez: 65-35. And is that — that’s Q4, Q1, [Rob].

Vincent Colicchio: Okay. And then one last question from me. The IP business, did you expect the revenue and earnings contribution to — if you want to give maybe an adjective for what type of improvement you expect this year?

Ted Fernandez: Oh, well, very significant impact to our total year because as you go from the on-prem revenue holding you back to just flat to some growth, the profitability of that group, if you look at current to where we’re going, it becomes pretty significant. So you know where we’re running very strongly on the strategy and business transformation side and very nice margins, and that continues. So the opportunity is in just elimination the impact from the on-prem decline to the natural growth that we’re experiencing in the new area, the cloud application and related areas.

Vincent Colicchio: Well, I was asking about your IP business, your ADP relationship. How do you expect that to progress this year?

Ted Fernandez: Solid and sound. I mean, that’s a great relationship where we’re continuing to be asked to demonstrate value, and I believe we can. So we continue to look at that, especially the Workforce Now platform, the one that we launched this year, and ADP decided to start offering it to every client starting in November. We believe that if that demonstrated values where it is, that we should be able to grow that portion of the business nicely into their next fiscal year. We have an agreement through — that for their current fiscal year, half of that business where we agreed to a flat fee for their desire to offer that to every client as they went to market.

And obviously, our desire is to have that business be similar to the one we have with their enterprise clients where the product is sold in and we actually track with their growth. So our desire is to have the entire business track consistent with their growth. We have happened there this year. We’d like to get all of it there in their next fiscal year.

Operator: At this time, I show no further questions. I would now like to turn the call back over to Mr. Fernandez.

Ted Fernandez: Let me thank everyone for participating in our fourth quarter earnings call, and we look forward to catching up when we report our first quarter. Thanks again.